Please see the attached letter.

I tried to call each of you but could only reach Ron Badie. You have indicated that you can not speak with me per your lawyer's advice, so I am unable to determine or resolve whatever issues seem to be a concern. I believe that if you would have discussed whatever concerns you have directly with me, we would have been able to quickly resolve any concerns or issues. However, given this situation, I believe it is best that I resign per the attached letter.

I will leave the original signed letter with the corporate secretary, Lesley Mobbs.

I wish you all the best in the future.

Thanks

Tim